Exhibit 99.2

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INTRA-CELLULAR THERAPIES, INC.

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

Intra-Cellular Therapies, Inc. (the “Company”), pursuant to its Amended and Restated 2018 Equity Incentive Plan (the “Plan”), has granted you an option to purchase the number of shares of Common Stock indicated in your [________] account (the “Electronic Account”) at the exercise price indicated in your Electronic Account. Your option is granted to you effective as of the date of grant set forth in your Electronic Account (the “Date of Grant”). In addition, your option is subject to all the terms and conditions set forth in your Electronic Account, this Option Agreement and the Plan, which is incorporated into this Option Agreement in its entirety. If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the terms and conditions of your option as set forth in your Electronic Account but defined in the Plan will have the same definitions as in the Plan.

By accepting your option in accordance with the procedures described in Section 19 of this Option Agreement, you: (a) acknowledge receipt of, and understand and agree to, the terms and conditions of your option as set forth in your Electronic Account, this Option Agreement and the Plan; (b) acknowledge receipt of the stock plan prospectus for the Plan; (c) acknowledge and agree that the terms and conditions of your option as set forth in your Electronic Account and this Option Agreement may not be modified, amended or revised except as provided in the Plan; and (d) acknowledge that as of the Date of Grant, the terms and conditions of your option as set forth in your Electronic Account, this Option Agreement and the Plan set forth the entire understanding between you and the Company regarding your option and supersede all prior oral and written agreements, promises and representations on that subject.

The details of your option, in addition to those set forth in your Electronic Account and the Plan, are as follows:

1. VESTING. Your option will vest as provided in your Electronic Account. Vesting will cease upon the termination of your Continuous Service and the number of shares of Common Stock which are unvested as of such date shall be forfeited. Notwithstanding the foregoing, if (a) you are an Employee at the level of Vice President or above at the time of a termination of your Continuous Service and, at any time within ninety (90) days prior to or twelve (12) months following the effective date of a Change in Control (or such other period as is, or may be, set forth in an employment, severance or other similar written agreement between you and the Company or any of its Affiliates), or (b) you are an Employee below the level of Vice President or a Consultant at the time of a termination of your Continuous Service and, at any time within twelve (12) months following the effective date of a Change in Control, your Continuous Service terminates by reason of (i) a resignation for Good Reason or (ii) an involuntary termination of your Continuous Service without Cause (each, a “Qualifying Termination”), then any shares underlying this option that have not become vested and that are outstanding at the time of the Qualifying Termination (whether pursuant to this Option Agreement or other action of the Board or the Committee) shall become fully vested and exercisable as of (x) the effective date of the Change in Control if your Qualifying Termination occurs prior to the effective date of the Change in Control and (y) the date of such Qualifying Termination if your Qualifying Termination occurs on or after the effective date of the Change in Control. In order to give effect to the intent of such accelerated vesting, if your Qualifying Termination occurs prior to the effective date of a Change in Control, then notwithstanding anything to the contrary in this Option Agreement or the Plan, in no event will any portion of your option or this Option Agreement be forfeited or terminate any earlier than the effective date of the Change in Control.

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The following terms shall have the following meanings for purposes of this Section 1:

“Change in Control” means the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; or (ii)(a) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (b) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval.

“Good Reason” means the occurrence of (a) any event constituting “Good Reason” (or an analogous term) as set forth in any employment, consulting, severance or other similar written agreement between you and the Company or any of its Affiliates and (b) any of the following events without your consent: (i) if you are an Employee at the level of Vice President or above, a material reduction or change in job duties, responsibilities or authority inconsistent with your position with the Company and your prior duties, responsibilities or authority immediately prior to the Change in Control; (ii) for any Employee or Consultant, a relocation of your primary workplace by more than 25 miles; or (iii) for any Employee or Consultant, a material reduction of your base compensation; provided, however, that any event described in clause (b) above shall constitute Good Reason only if (x) you provide the Company with written notice specifying the event alleged to constitute Good Reason within 60 days following the first occurrence of such event, (y) the Company fails to cure such event within 30 days after the Company’s receipt from you of such written notice, and (z) your termination of Continuous Service occurs within 30 days following the Company’s failure to cure such event (and in no event later than 120 days following the first occurrence of such event).

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share, in each case as set forth in your Electronic Account, will be adjusted for Capitalization Adjustments as provided in the Plan.

3. INCENTIVE OR NONSTATUTORY STOCK OPTION STATUS. Your option is designated in your Electronic Account as either an Incentive Stock Option (“ISO”) or a Nonstatutory Stock Option (“NSO”). If designated as an Incentive Stock Option, your option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. However, notwithstanding such designation, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

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4. METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price as follows:

(a) In cash or by check, bank draft or money order payable to the Company.

(b) Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash or check by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale,” or “sell to cover.”

(c) Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by such delivery in cash or other permitted form of payment. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of the shares of Common Stock in a form the Company approves. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(d) If this option is a Nonstatutory Stock Option, subject to the consent of the Board or Committee, as applicable, prior to exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock otherwise issuable to you upon exercise of your option by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment.

5. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

6. SECURITIES LAW COMPLIANCE. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that the exercise would not be in material compliance with applicable laws and regulations.

7. TERM. You may not exercise your option before the commencement of its term or after its term expires. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a) immediately upon notification to you of a termination of your Continuous Service for Cause;

(b) three months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death, except as otherwise provided in Sections 7(d) and 7(e) below; provided, however, that if during any part of such three month period your option is not exercisable solely because doing so would violate the registration requirements under the Securities Act, your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months (which need not be consecutive) after the termination of your Continuous Service; provided

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further, if during any part of such three month period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months (which need not be consecutive) after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy;

(c) twelve months after the termination of your Continuous Service due to your Disability, except as otherwise provided in Sections 7(d) and 7(e) below;

(d) eighteen months after your death if you die either (i) during your Continuous Service, (ii) within three months after the termination of your Continuous Service for any reason other than Cause or your Disability, or (iii) within twelve months after the termination of your Continuous Service due to your Disability, in each case except as otherwise provided in Section 7(e) below;

(e) if your Qualifying Termination occurs prior to the effective date of a Change in Control, the later of the following (the “Qualifying Termination Period”): (i) the period determined under Section 7(b), 7(c) or 7(d) above, as applicable, or (ii) one month after the effective date of the Change in Control; provided, however, that if the Qualifying Termination Period is the one-month period after the effective date of the Change in Control and you die during such Qualifying Termination Period, such Qualifying Termination Period will be extended until eighteen months after your death;

(f) the Expiration Date indicated in your Electronic Account; or

(g) the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three months before the date you exercise your option, you must be an employee of the Company or an Affiliate, except in the event of your death or your Disability. The Company has provided for extended exercisability of your option under some circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three months after the date your employment with the Company or an Affiliate terminates.

8. EXERCISE.

(a) You may exercise the vested portion of your option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or making the required electronic election in your Electronic Account, and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with any additional documents as the Company may then require.

(b) If your option is an Incentive Stock Option, by exercising your option, you agree that you will notify the Company in writing within 15 days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two years after the Date of Grant or within one year after the shares of Common Stock are transferred upon exercise of your option.

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9. TRANSFERABILITY OF OPTION. Except as otherwise provided in this Section 9, your option is not transferable except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a) Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If this option is an Incentive Stock Option, this option may be deemed to be a Nonstatutory Stock Option as a result of the transfer.

(b) Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, after your death, will be entitled to exercise the option and receive the Common Stock or other consideration resulting from the exercise. In the absence of such a designation, in the event of your death, your executor or administrator of your estate will be entitled to exercise the option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

10. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an Affiliate, or of the Company or an Affiliate to continue your service. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.

11. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) Upon your request and subject to approval by the Board or Committee, as applicable, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the maximum amount of tax required to be withheld by law (or such other amount as may be permitted while still avoiding classification of your option as a liability for financial accounting purposes). Any adverse consequences to you arising in connection with such share withholding procedure will be your sole responsibility.

(c) You may not exercise your option unless the tax withholding obligations of the Company and any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

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12. TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in your Electronic Account is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

13. NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option in accordance with the procedures described in Section 19 of this Option Agreement, you consent to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

14. GOVERNING PLAN DOCUMENT. Your option is subject to all the terms of the Plan, which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar term) under any agreement with the Company.

15. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of your option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

16. VOTING RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to your option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in your option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

17. SEVERABILITY. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

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18. MISCELLANEOUS.

(a) The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c) This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19. ACCEPTANCE. You must acknowledge receipt of your option and agree to its terms and conditions, as set forth in your Electronic Account, this Option Agreement and the Plan, by accepting the option via the grant acceptance functionality in your Electronic Account within sixty (60) days following the Date of Grant; provided, however, that if you do not accept your option within sixty (60) days following the Date of Grant in accordance with the foregoing method, then you will be deemed to have accepted your option.

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